UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CALAMOS ASSET MANAGEMENT, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

April 20, 2016

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Tuesday, June 7, 2016 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum to conduct the business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.

Founder, Chairman of the Board

and Global Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDERS MEETING

to be held on June 7, 2016

THE PROXY STATEMENT AND ANNUAL REPORT

TO SECURITY HOLDERS ARE AVAILABLE AT:

www.calamos.com/proxy

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Tuesday, June 7, 2016 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect five (5) directors identified in the proxy statement to our board of directors. If elected, each director will hold office until the 2017 annual meeting of stockholders or until that person’s successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal;

2. To approve, by non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement;

3. To ratify our audit committee’s appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year ending December 31, 2016;

4. To amend our Certificate of Incorporation; and

5. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 15, 2016 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

J. Christopher Jackson Secretary

April 20, 2016

Naperville, Illinois

i

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

April 20, 2016

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation (Calamos Asset Management), of proxies for use at the 2016 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Tuesday, June 7, 2016 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 will be mailed on or about April 25, 2016 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. “Calamos Family Interests” refers to Calamos Family Partners, Inc., a Delaware corporation (Calamos Family Partners), and John P. Calamos, Sr., the Founder, Chairman of the Board and Global Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr. and John P. Calamos, Jr. and their respective trusts (Calamos Principals). John P. Calamos, Sr. and his trusts hold the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock.

Stockholders are encouraged to keep in mind the ownership structure of our business when reviewing this proxy statement. Calamos Asset Management is a holding company. However, unlike most public holding companies, Calamos Asset Management does not own a majority economic interest in its underlying business. As of February 29, 2016, Calamos Asset Management owned approximately 22.2% of Calamos Investments LLC (Calamos Investments). Calamos Investments and Calamos Investments’ subsidiaries are the entities operating our investment advisory and distribution services business. The remaining 77.8% ownership interest in Calamos Investments is held by the Calamos Family Interests. Calamos Asset Management is the sole manager of Calamos Investments and, as a result of this control, consolidates the financial results of Calamos Investments with its own financial results. The Class A Common stock of Calamos Asset Management is listed on NASDAQ, however the reported market capitalization of Calamos Asset Management $177,384,133 on March 22, 2016, based on 20,530,571 shares outstanding and a closing price of $8.64 is not reflective of the size or total market capitalization of our entire business.

At the time of our initial public offering in 2004, Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Investments, the Calamos Principals and family affiliates which, among other things allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos Nasir, children of John P. Calamos, Sr., as its board observers, with William J. Takahashi, Senior Vice President and General Counsel of Calamos Family Partners, as an alternate board observer.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 15, 2016 (the record date). As of the record date, we had 20,530,571 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

Under our restated certificate of incorporation, the holders of our Class B common stock, voting separately, are entitled to elect two Class B directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining three directors. John P. Calamos, Sr. and John S. Koudounis are the nominees for election by the holders of our Class B common stock. The nominees for election by the holders of our Class A and Class B common stock, voting together, are Thomas F. Eggers, Keith M. Schappert and William N. Shiebler.

With respect to all other proposals, the holders of our Class A and Class B common stock, voting together, are entitled to vote on matters submitted to stockholders at the annual meeting.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Investments by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds approximately a 77.8% ownership interest in Calamos Investments. As a result, Calamos Family Partners is entitled to approximately 778 million votes, representing 100% of the Class B voting power and approximately 97.4% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, Computershare, which also will serve as the inspector of elections. The results will be published in a Form 8-K filed with the Securities and Exchange Commission (SEC).

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., Robert F. Behan and J. Christopher Jackson) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, submitting voting instructions to your stockbroker or nominee. If you beneficially hold shares and do not provide voting instructions, your intermediary has the authority under applicable stock market rules to vote those shares for or against routine matters in its discretion. Proposal No. 3, Ratification of Independent Registered Public Accounting Firm, is the only routine matter to be voted on at the meeting. All other matters are not considered routine and shares held by your intermediary will not be voted absent specific instruction from you, which means your shares may go unvoted. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you.

Unless you indicate otherwise on your submitted proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors; “FOR” the advisory resolution approving the executive compensation; “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2016; and “FOR” the approval of the amended Certificate of Incorporation. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your vote by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), the nominees for the Class B director positions receiving a plurality of votes of the Class B stockholders entitled to vote and each nominee for the remaining three director positions receiving a plurality of the combined votes of the Class A and Class B stockholders entitled to vote, shall be elected. Therefore, the nominees for Class B director positions and the three nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected.

For each of the remaining proposals, an affirmative vote of a majority of the votes cast, excluding abstentions, with the holders of shares of Class A and Class B common stock voting together as a single class is necessary to approve.

Calamos Family Partners, which holds approximately 97.4% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director; “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers; “FOR” ratification of the appointment of Deloitte & Touche LLP; and “FOR” the proposal to amend our Certificate of Incorporation. This would result in the election of all five director nominees and the approval of all proposals.

Who pays for this proxy solicitation?

Calamos Asset Management pays the cost of soliciting your proxy. Proxies also may be solicited by directors, officers and employees of our company, without additional compensation to those individuals. We also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and we will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board’s nominating and corporate governance committee recommended, and the board approved, all of the nominees for election as members of the board of directors of Calamos Asset Management. Thomas F. Eggers, Keith M. Schappert and William N. Shiebler, each are current directors and are standing for re-election. John P. Calamos, Sr. and John S. Koudounis are the nominees for election by the holder of our Class B common stock. The holders of our Class A and Class B common stock, voting together as a group, are entitled to vote for the election of the remaining three director positions, the nominees for which are Messrs. Eggers, Schappert and Shiebler. If elected, each director will serve until the 2017 annual meeting of stockholders, or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors and that the following nominees are independent as defined under the NASDAQ Stock Market rules: Thomas F. Eggers, Keith M. Schappert and William N. Shiebler. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with the company, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and SEC standards defining independence, considers any direct or indirect material relationships which the director has with the company, and any other relevant facts and circumstances.

Unless you mark on your proxy card to vote “AGAINST” or “ABSTAIN” for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees; however Class A stockholders are entitled to vote only with respect to Messrs. Eggers, Schappert and Shiebler.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for the past five years or more for the director nominees:

John P. Calamos, Sr., 75, is our Founder, Chairman of the Board and Global Chief Investment Officer. Mr. Calamos founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an M.B.A. in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

As Founder, Chairman of the Board and Global Chief Investment Officer and our former Chief Executive Officer, Mr. Calamos is uniquely qualified to serve on our board of directors. Mr. Calamos has been with our organization for more than 39 years and brings unparalleled knowledge of our business and experience in the investment management industry.

John S. Koudounis, 50, is our Chief Executive Officer. He joined Calamos Investments in 2016. Mr. Koudounis previously served as President and Chief Executive Officer of Mizuho Securities USA, Inc. from February 2008 until March 2016. Prior to that, he served as Managing Director of ABN AMRO Inc. from 1996 — 2008 and Vice President of Merrill Lynch from 1988-1993. Mr. Koudounis has also served as a board member of Mizuho Securities USA, Inc. and is a current director of the National Hellenic Museum and The Hellenic Initiative. He is also a Leadership Council member of The Concordia Summit. Mr. Koudounis earned a B.A. from Brown University.

Mr. Koudounis’ qualifications to serve on our board include the scope and breadth of his leadership experience in the financial services industry and his significant management experience.

Thomas F. Eggers, 63, has served on our board since January 2012, is our lead independent director and has served as our Non-Executive Vice Chairman since June 2013. From 2006 through 2008, Mr. Eggers was the Chief Executive Officer and from 2005 through 2008 the President and a board member of the Dreyfus Corporation. While at Dreyfus, he was a member of the Executive Committee of BNY Mellon Asset Management and served on the Operating Committee of The Bank of New York Mellon. For a three-year period between 2002 to 2005, Mr. Eggers was the President and Chief Executive Officer of Scudder Investments. In 1996, he was President of Dreyfus Investments; he was appointed Vice Chairman of the Dreyfus Corporation in 1999 and became President in 2001. Mr. Eggers began his financial services career in 1976 at Columbia Savings, moving in 1979 to PaineWebber as a Financial Advisor and later into the asset management area. Mr. Eggers is a director and principal investor of Nextalk, Inc., Minyanville Media, Inc. and Archer. He has also held director or advisor positions in the financial services industry. He attended Marquette University as an undergraduate, completed a three-year Securities Industry Certification at the Wharton School of Business, and is a frequent guest lecturer at business and industry forums.

Mr. Egger’s qualifications to serve on our board include his extensive experience in numerous senior executive positions in the financial services industry, his prior role as an independent trustee for a mutual fund complex, and his investment management expertise and intelligence.

Keith M. Schappert, 65, has served on our board since 2012. Since 2008, Mr. Schappert has operated his own consulting business and has served as director on a number of financial industry boards including MetLife Series Trust, Commonfund, Trilogy Global Advisors and Mirae Asset Management. Mr. Schappert spent nearly thirty years at JP Morgan Investment Management, advancing from Fixed Income Portfolio Manager to President and Chief Executive Officer. In 2001, Mr. Schappert became President and Chief Executive Officer of Federated Investment Advisory Companies, later moving to Credit Suisse as Regional Head of the Americas for Asset Management. Mr. Schappert is a 1973 graduate of Harvard College.

Mr. Schappert’s qualifications to serve on our board include his far-reaching experience in the financial services industry consisting of numerous directorship and senior executive positions together with his direct knowledge and skill in portfolio management.

William N. Shiebler, 74, has served on our board since 2012. From 2002 to 2007, Mr. Shiebler was Chief Executive Officer of the Americas for Deutsche Asset Management, a division of Deutsche Bank, until his retirement. Prior thereto, Mr. Shiebler served as Senior Managing Director of Putnam Investments and President and Chief Executive Officer of Putnam Mutual Funds. He also spent twelve years at Dean Witter Reynolds, departing as President and Chief Operating Officer of the Intercapital Division and the firm’s mutual fund business. Mr. Shiebler has served on a number of corporate and non-profit boards in the U.S. and Europe and is currently active with a variety of business, community and charitable organizations. He was a Trustee of Scudder Mutual Funds, was a member of the Presidential Commission on Medicaid, is a Trustee of the United States Ski and Snowboard Team, the Director of SLM Corporation and its subsidiary, Sallie Mae Bank and is the Chairman of an Advisory Board for medical research at the University of Utah.

Mr. Shiebler’s qualifications to serve on our board include his comprehensive senior executive officer experience in the financial industry complemented by the breadth and depth of his domestic and global experience from serving with a variety of asset management and banking organizations.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located under the Corporate Governance link on the CLMS Investor Relations section of our website at www.calamos.com/investors.

Code of Business Conduct and Ethics

The board adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted under the Corporate Governance link on the CLMS Investor Relations section of our website at www.calamos.com/investors and is available in print to stockholders who send a written request addressed to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Board Structure

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Calamos Family Partners. As a controlled company, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. However, since our public offering in 2004, we have chosen to structure our board with a majority of independent directors and to have only independent directors on the audit, compensation and nominating and corporate governance committees.

Our founder and controlling stockholder (through Calamos Family Interests), John P. Calamos, Sr., has served in the combined role of Chief Executive Officer and Chairman of the Board since we went public in 2004 until April 2016. We believe the combined role of Chairman and Chief Executive Officer did not dilute the influence or effectiveness of our independent directors or our board as a whole. As described below, our Non-Executive Vice Chairman and each of our committees has significant and meaningful authority and duties.

Non-Executive Vice Chairman

We designated Thomas F. Eggers as our lead independent director in August 2012 and as our Non-Executive Vice Chairman in June 2013. The responsibilities of our Non-Executive Vice Chairman include, but are not limited to, the following:

•	assist the Chairman in respect of the responsibilities for the management, development and effective functioning of the board;

•	advise the Chairman and management as to the scope, quality, quantity and timeliness of the flow of information from the company’s management;

•	recommend to the Chairman the retention of consultants who report directly to the board;

•	assist in assuring compliance with the corporate governance policies and recommend revisions to those policies as appropriate;

•	communicate to the Chairman the views of the independent directors and the board committees;

•	serve as board’s liaison to Chief Executive Officer between meetings;

•	facilitate non-management director communications with each other and management;

•	serve as a liaison between the board and stockholders;

•

consult with the Chairman and other members of the board as to recommendations on membership and chairpersons of all the board committees and discuss such recommendations with the nominating and corporate governance committee and the board;

•	work with the Chief Executive Officer in guiding the nominating and corporate governance committee and the other non-management directors in conducting management succession planning;

•

assist and provide advice to the Chief Executive Officer in the identification and review of significant strategic, organizational and financial issues and performance and the development of effective strategies to deal with such issues; and

•	assist and provide advice to the Chief Executive Officer in the implementation of strategic planning, key corporate initiatives and succession planning.

Risk Oversight

The board has overall responsibility for risk oversight but has delegated the primary role of assisting the board in ensuring the company has an appropriate risk oversight process to our audit committee. Our compliance and internal audit departments are significantly involved in risk management and have designed programs to help assess, monitor and manage the risks and exposures faced by the company.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. Our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Committee Membership

The table below provides membership information for the audit, compensation and the nominating and corporate governance committees during 2015.

	Audit	Compensation	Nominating and Governance
Thomas F. Eggers	—	M	M
Richard W. Gilbert(1)	C	M	M
Keith M. Schappert	M	C	M
William N. Shiebler	M	M	C

M — Member

C — Chairman

(1)

Mr. Gilbert, who has served on the Board since 2005, has not been nominated for re-election and will no longer be a director or committee member after the Annual Stockholders Meeting. Mr. Eggers will be appointed to the Audit Committee immediately after the Annual Stockholders Meeting.

Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending to the board corporate governance guidelines.

The nominating and corporate governance committee charter is posted under the Corporate Governance link on the CLMS Investor Relations section of our website at www.calamos.com/investors. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.    The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and willingness to devote adequate time to board duties. We do not have any formal policy regarding diversity in identifying nominees for a director position but consider diversity among the other noted qualities and characteristics.

Board nomination process.    The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the above-referenced criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board as well. Candidates are evaluated on the basis of their biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are received timely. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (A) as to each proposed nominee: (1) the name, age, business and residence addresses and principal occupation or employment of the proposed nominee, (2) the class and number of shares of capital stock of the company, if any, which are beneficially owned or owned of record by the proposed nominee, and (3) any other information relating to the proposed nominee that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving notice: (1) the name and record address of the stockholder, (2) the class and number of shares of capital stock of the company that are beneficially owned or owned of record by the stockholder, (3) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons pursuant to which the nomination(s) are to be made by the stockholder, (4) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice and (5) any other information relating to the stockholder that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. Recommendations must be received between March 9, 2017 and April 8, 2017 to be considered for nomination at the 2017 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, reports and recommendations.

The audit committee operates under a written charter adopted by the board, a copy of which is posted under the Corporate Governance link on the CLMS Investor Relations section of our website at www.calamos.com/investors. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under SEC rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Mr. Shiebler is qualified as an audit committee financial expert within the meaning of the SEC rules.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•

reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our named executive officers (as reflected in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of restrictive stock units and other equity-based incentives for employees as permitted under our compensation plans;

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives; and

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval.

The compensation committee charter is posted under the Corporate Governance link on the CLMS Investor Relations section of our website at www.calamos.com/investors. A copy of the charter may also be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2015, the board and audit committee each held eight meetings, the compensation committee held six, and the nominating and corporate governance committee held five. Each director and committee member serving at the time attended all of their respective board and committee meetings with the exception of Mr. Gary D. Black, who resigned from the board effective September 9, 2015 and attended less than 75% of the board meetings in 2015.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board and committee meetings. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders. Our 2015 stockholder meeting was attended by all nominees who were directors at the time of that meeting.

DIRECTOR COMPENSATION

Director Compensation Table for 2015

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas F. Eggers	250,000	48,006	—	—	298,006
Richard W. Gilbert	110,000	48,006	—	—	158,006
Keith M. Schappert	105,000	48,006	—	—	153,006
William N. Shiebler	105,000	48,006	—	—	153,006

(1)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 15 to the company’s audited financial statements for the fiscal year ended December 31, 2015, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 11, 2016.

(2)

On March 5, 2015, each non-employee director at the time received 3,783 restricted stock units (RSUs). Mr. Gilbert held an aggregate of 12,404 RSUs and 13,806 stock options at December 31, 2015. As of December 31, 2015, Messrs. Schappert and Shiebler each held an aggregate of 12,404 RSUs and Mr. Eggers held an aggregate of 16,307 RSUs.

Our non-employee directors receive an annual retainer fee of $100,000, payable in quarterly installments. In addition, there are annual supplemental retainers (payable quarterly) of: $150,000 for the non-executive vice chairman; $10,000 for the chairperson of the audit committee; and $5,000 each for the chairpersons of the compensation committee and the nominating and corporate governance committee. Non-employee directors may also be awarded RSUs and stock options pursuant to the company’s incentive compensation plan. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses incurred in performing their duties as directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of February 29, 2016, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr. (a director nominee and named executive officer) and John P. Calamos, Jr., (2) each non-management director, (3) each other named executive officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all director nominees and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners. Class A common stock purchased under our share repurchase program is purchased and held by Calamos Investments and not directly by the individual, personal accounts of John P. Calamos, Sr.

Name of Beneficial Owner	Amount of Beneficial Ownership** (Shares)		Percent of Class A Common Stock		Percent of Class A Common Stock Assuming Full Exchange(1)
Calamos Family Interests:
Calamos Family Partners	73,216,594		6.12%		78.69%
Calamos Investments	2,998,013		14.19%		3.22%

Total	76,214,607	(2)	20.32%		81.91%
Non-Management Directors:
Thomas F. Eggers	2,316		*		*
Richard W. Gilbert	29,161	(3)	*		*
Keith M. Schappert	1,015		*		*
William N. Shiebler	1,015		*		*
Other Named Executive Officers:
Robert F. Behan	43,335	(4)	*		*
Nimish S. Bhatt	92,883	(5)	*		*
Other 5% Beneficial Owners:
BlackRock, Inc	1,869,663		9.1	%(6)	2.02%
Mangrove Partners Master Fund, Ltd	1,028,705		5.01	%(7)	1.11%
Total outstanding Class A Shares	—		20,529,331		92,452,326
All director nominees and executive officers as a group (7 persons)	76,111,741	(8)	20.40%		82.33%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)

Assumes the Calamos Family Partners: (i) exchanges its ownership in Calamos Investments for shares of our Class A common stock, and (ii) converts its shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)

Includes (i) ownership interest in Calamos Investments and 100 shares of our Class B common stock which are exchangeable and convertible, respectively, on demand for our Class A common stock, which represents 71,922,995 Class A common shares; 628,524 Class A common shares and 342,633 vested, unexercised options held by John P. Calamos, Sr.; 7,586 Class A common shares held by John P. Calamos, Sr.’s spouse; and 65,954 Class A common shares and 206,637 vested, unexercised options held by John P. Calamos, Jr.; and (ii) approximately 77.8% ownership interest in Class A common stock held by Calamos Investments, which represents 2,998,013 Class A common shares. Under the Second Amended and Restated Certificate of Incorporation, the number of shares of Class A common stock issuable to Calamos Family Interests upon an exchange of any or all of their interests in Calamos Investments will be determined by reference to a value of Calamos Asset Management’s shares and assets, as determined by a majority of the independent directors of our board. This board valuation of shares may be different from a value based on NASDAQ Global Select Market closing price if, for example, it is determined that the share price is not fully reflective of the assets other than Calamos Asset Management’s interest in Calamos Investments (Other Assets). Therefore, the number of shares of Class A common stock issuable in such an exchange will involve subjective estimates and judgments based on prevailing facts and circumstances. The maximum number of Class A common stock that could be issued to the Calamos Family Interests upon exchange was approximately 71.9 million shares as of February 29, 2016, which was based on our outstanding share count and percentage ownership in Calamos Investments at year end. Specifically, the number of our outstanding shares was divided by our percentage ownership in Calamos Investments, and then the result was multiplied by Calamos Family Interests’ percentage ownership in Calamos Investments. As a general matter if the closing price of our shares is deemed to fully reflect the value of our Other Assets, this would result in fewer shares issuable upon an exchange, and vice versa. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr. and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Includes 10,419 vested, unexercised options.

(4)	Includes 6,855 vested, unexercised options.

(5)	Includes 31,292 vested, unexercised options.

(6)	Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2016. BlackRock, Inc.’s mailing address is 55 East 52nd Street, New York, New York 10055.

(7)

Based on information disclosed in a Schedule 13G filed by Mangrove Partners Master Fund, Ltd with the SEC on February 11, 2016. Mangrove Partners Master Fund, Ltd’s mailing address is Maples Corporate Services, Ltd. PO Box 309 Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1104.

(8)

With the exception of John P. Calamos, Jr., includes the holdings described in footnote 2 above, 734,416 Class A common shares and 391,199 unexercised options which are or will vest in the next 60 days.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, age, and principal occupation for our executive officers who do not serve as directors:

Nimish S. Bhatt, 52, is our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Bhatt served as our Senior Vice President and Interim Chief Financial Officer from May 2011 until November 2011. Before taking on the additional role of Interim Chief Financial Officer, Mr. Bhatt was our Senior Vice President and Director of Operations since 2004.

Robert F. Behan, 51, is our President and Head of Global Distribution. Mr. Behan joined Calamos Financial Services LLC in 2007 as Vice President, Retirement Distribution and served as Senior Vice President, Head of Strategic Partner Team and Retirement Distribution from March 2007 through September 2010; Senior Vice President, Head of U.S. Intermediary Distribution from October 2010 through March 2013; and Executive Vice President, Head of Global Distribution from March 2013 through September 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the compensation committee are Thomas F. Eggers, Richard W. Gilbert, Keith M. Schappert and William N. Shiebler, none of whom ever served as an officer or employee of the company or any of its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted:

COMPENSATION COMMITTEE

Keith M. Schappert (Chairman)

Thomas F. Eggers

Richard W. Gilbert

William N. Shiebler

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the compensation of the following individuals who served as executive officers during 2015 (our “named executive officers”).

John P. Calamos, Sr.	Founder, Chairman, Chief Executive Officer and Global Co-Chief Investment Officer

Nimish S. Bhatt	Senior Vice President, Chief Financial Officer

Robert F. Behan	President (effective September 9, 2015), Head of Global Distribution

Gary D. Black	Executive Vice President, Global Co-Chief Investment Officer (through September 9, 2015)

This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

Ownership Structure

The cost of compensating our executive officers and employees is incurred by Calamos Investments which is owned approximately 77.8% by the Calamos Family Interests and 22.2% by Calamos Asset Management. As such, 77.8% is borne by the Calamos Family Interests and 22.2% by Calamos Asset Management and its stockholders. However, in keeping with applicable rules, the amounts set forth in the tables below represent the total amounts paid or provided to the named executive officers and not just a portion borne by Calamos Asset Management.

Overview of Our Executive Compensation Program

Our guiding business principle is to exceed client expectations in delivering risk-adjusted investment performance. Our corporate culture places a high value on teamwork, delivering in-depth fundamental research, seeking continuous improvement and delivering outstanding client service. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our company and growth in stockholder value.

Our compensation philosophy and performance-based compensation program is designed to be in line with our business principles. Our compensation program helps us recruit, motivate and retain executive officers who will advance our business principles, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving long-term stockholder value.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. We believe our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Executive Summary — 2015 Performance and Executive Compensation

Core to our business performance is our assessment of the economic outlook and expectations for investment returns across the various asset classes, as these guide the decisions we make in managing assets for the funds and clients we serve. For 2015, overall investment performance continued to improve in a number of key strategies although net outflow of assets under management (AUM) continued which caused a significant decrease in operating income and non-GAAP net income compared to the prior year.

We anticipated continued flow challenges for active managers in 2015 when we set our financial and strategic goals. We performed satisfactorily against our objectives and made progress with respect to several strategic initiatives which we believe position the company for future growth. Our 2015 achievements included the following:

•	evolved our investment team;

•	acquired a global long/short manager;

•	launched a sixth closed-end fund;

•	continued our share repurchase program; and

•	maintained balance sheet strength.

With these accomplishments, we achieved an overall score of 63.4% under our short-term incentive plan, an improvement above the 2014 score of 59.2%.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers meets the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

Our compensation program reflects the common compensation practices of the asset management industry. Base salaries in our industry typically represent a smaller portion of overall compensation than other industries. Asset management firms similar to ours focus a substantial amount of total compensation on performance-based short-term (annual) cash bonuses and on long-term equity-based compensation. The compensation earned by our Chief Executive Officer for 2015 reflects this approach as shown by the following breakdown:

BASE SALARY	SHORT-TERM (ANNUAL) INCENTIVE	LONG-TERM EQUITY INCENTIVE	OTHER
20%	16%	57%	7%

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses RSUs to focus the long-term compensation opportunity squarely on the value of our stock over time.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for our executive officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s executive officers, and (iii) our incentive compensation plan and our employment agreements. The committee also seeks and receives input on our executive compensation program from our Chairman, executive officers and the human resources team. Decisions on annual short-term incentive plan payments are made based on year-end results. Overall target compensation and equity awards for the current year are typically determined and made at the beginning of the year.

The survey data reviewed by the committee at the beginning of the year compares the company’s levels of executive compensation against several salary surveys, as compiled by McLagan, a leading industry consultant. These surveys included the Management and Administration Survey, Sales and Marketing Survey and a peer group study. The Management and Administration survey contains data from more than 200 firms including information on Chief Executive Officer and Chief Financial Officer positions. The Sales and Marketing survey contains data from more than 100 firms and information on the Head of Distribution position. A separate industry peer group study prepared by McLagan was used to benchmark the compensation for the Board of Directors.

The firms in these surveys vary in market capitalization as well as the industry. The committee believes these surveys are more appropriate for purposes of informing the committee with respect to market compensation levels and practices as the company competes with a variety of firms for clients and talent. The committee also recognizes that reported positions in the compiled data may not exactly match the positions at our company. For example, Mr. John P. Calamos, Sr. served as our Chief Executive Officer and our Global Co-Chief Investment Officer in 2015. As a result, when reviewing the data, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the market. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other information provided to the committee includes the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well as performance measures of the company.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

As noted earlier, our executive compensation program is designed to reward ongoing contributions to our success and emphasize incentive compensation. The compensation for an executive is principally determined by the company’s overall investment performance, net flows of AUM and financial performance. The primary components of our compensation program are described below and consist of base salary, short-term incentive compensation and long-term incentive compensation.

Salary.    Salaries are set and reviewed annually with reference to market data, the authority, experience, and responsibilities of the executives, as well as the executive’s performance. As noted below, the committee also considers the employment agreement we entered into with John P. Calamos, Sr. His base salary also recognizes the fact that he served a dual role in 2015 as both the Chief Executive Officer and Global Co-Chief Investment Officer.

Salaries are also influenced by our performance. In 2015, our executive officers salaries remained unchanged.

The base salary of John P. Calamos, Sr. was last changed to $820,000 in February 2007; however Mr. Calamos continued his voluntary base salary reduction in 2015 resulting in an annual base salary of $720,000.

Mr. Bhatt’s annual salary was last increased to $300,000 in November 2011 after his promotion to Chief Financial Officer (from Interim Chief Financial Officer).

Mr. Behan’s annual salary was last increased from $275,000 to $300,000 in February 2014.

The Summary Compensation Table provides information on salaries earned by the named executive officers in 2015.

Short-Term Incentives.    Each of the executive officers participates in the company’s short-term incentive compensation program. John P. Calamos, Sr. has a target payout opportunity expressed as a percentage of annual salary through his employment agreement. Our other executive officers participate in the program with payout opportunities based on competitive market data and internal pay considerations. In keeping with asset management industry practice, the annual incentive payout opportunity is a significant portion of the total compensation package. The committee uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses.

For 2015, the key corporate objectives applicable to the short-term incentives awarded to our executive officers were:

•	portfolio performance, as measured by asset-weighted percentile rank of Calamos mutual funds relative to their peer group;

•	distribution effectiveness, as measured by gross and net sales; and

•	financial performance, as measured by non-GAAP earnings per share and non-GAAP operating margin.

The committee may also weigh discretionary factors based on evaluation of an executive’s performance, including performance on special projects, dedication and efforts, experience, and expectations for future contributions in achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.    The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. Typically, annual grants are approved at the beginning of the year following our year-end earnings announcement. If there is an employment agreement, the executive is eligible for awards made under our incentive compensation plan and is eligible for an expected minimum annual award expressed as a multiple of his base salary. The committee also has made grants at other times, primarily in connection with promotions or new hires.

Since the economic downturn in 2008, the committee has granted equity-based awards using RSUs under our stockholder approved incentive compensation plan. Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time. Prior to 2013, the vesting period had generally been six years, with one-third vesting per year beginning four years from the grant date, and full vesting occurring at the end of the sixth year following the date of grant. Since 2013, the time period has been four years with one-fourth of the RSUs vesting on each of the second and third anniversary grant dates, with the remaining one-half vesting on the fourth anniversary of the grant date.

The committee uses RSUs because it believes RSUs provide a greater incentive for retention of our executive officers than stock options or awards with performance-based vesting provisions given the volatility of our performance and stock price. In addition, because RSUs deliver economic value tied to long-term changes in our stock price, the RSUs reinforce focus on long-term value creation and create an incentive for the holder to remain with the company.

See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on long-term incentive awards granted to the Chief Executive Officer and the other named executive officers.

Retirement Benefits.    All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company.

Executive Perquisites.    The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. See the Summary Compensation Table for information regarding the perquisites received by our named executive officers.

Severance and Change in Control Benefits.    Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our named executive officers in the event of termination of employment or a change in control.

When determining compensation, the committee considers the employment agreement entered into by the company with John P. Calamos, Sr. The agreement provides the executive certainty with respect to their positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Under the employment agreement, Mr. Calamos has agreed, while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•

not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•

except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

As a condition to the receipt of certain incentive compensation, the committee has required restrictive covenants from each executive officer.

What decisions were made with respect to 2015?

During the first quarter of 2015, the committee conducted its annual review of compensation. The committee determined base salaries, performance goals for the short-term incentive plan and long-term incentive awards. The salaries and long-term incentive awards are reflected in the tables that follow. The compensation committee did not increase the base salaries for the executive officers. The long-term incentive awards for Messrs. Calamos, Bhatt and Behan were 60%, 33% and 100% of target award levels, respectively.

As part of its year-end process, the committee approved the payment of 2015 short-term non-equity incentive (annual bonus) awards following its review of our performance against the target measures. Each measure was comprised of two or more components which were weighted and scored based on 2015 results as follows:

•

Portfolio performance, as measured by asset-weighted percentile rank of our Calamos mutual funds relative to their peer group: The 1-year asset-weighted performance was 33.8%, 3-year asset-weighted performance was 42.9%, and 5-year asset-weighted performance was 51%; which resulted in a combined outcome of 42.6%. The 1-year asset-weighted performance was 17% for the Calamos Growth Fund, 0% for the Calamos Global Equity Fund; 2% for the Calamos International Growth Fund, 6% for the Calamos Convertible Fund; 1% for the Calamos Long/Short Fund; and 18% for the Calamos Market Neutral Fund; which resulted in a combined outcome of 44.7%. The combined outcomes of 42.6% and 44.7 % each compared to a target of 25th percentile (meaning performance in the top 25% of the peer group). This produced an overall portfolio performance score of 23.9% out of a target score of 30% for this component;

•

Distribution effectiveness, as measured by gross sales, net sales and year-over-year improvement in net sales (excluding closed products for each): gross sales of $5.2 billion, net sales of a negative $1.0 billion and year-over-year change in net sales of $2.4 billion, fell inside our target ranges and resulted in score of 18.2% out of a 30% target score for this component; and

•

Financial performance, as measured by non-GAAP[1] earnings per share and non-GAAP operating margin: The Company achieved within its target measure of Non-GAAP earnings per share and exceeded its target measure for non-GAAP operating margin. Non-GAAP earnings per share of $0.74 compared to a target of $0.77 and non-GAAP operating margin of 18.1% compared to a maximum of 19.1% resulted in a score of 21.3%; slightly above the 20% target score for this component.

Combining these scores produced an overall score of 63.4%.

In accordance with his employment agreement and consistent with asset management industry practice, the target annual incentive for Mr. Calamos was 600% of his base salary. In determining the 2015 short-term incentive for Mr. Calamos, the committee noted that although the overall score of 63.4% was an improvement from 2014, there nonetheless was a decline in the company’s operating income and non-GAAP net income compared to 2014. As a result, the committee approved a 2015 short-term incentive of $574,000, an amount which was $1,000,000 less than his 2014 annual incentive and approximately 12% of his target incentive.

For 2015, Mr. Bhatt was eligible to receive an annual incentive within a range of 0% to 125% of base salary. Based upon Mr. Calamos’ evaluation of Mr. Bhatt’s performance the committee approved an annual incentive of $275,000, an amount equal to his 2014 annual incentive and approximately 73% of the top of the range.

For 2015, Mr. Behan was eligible to receive an annual incentive within a range of 0% to 250% of base salary. Based upon Mr. Calamos’ evaluation of Mr. Behan’s performance, which noted Mr. Behan’s promotion to and success as our President, as well as, leadership as our head of global distribution, the committee approved an annual incentive of $600,000, an amount equal to his 2014 annual incentive approximately 80% of the top of his range, as well as an additional, discretionary bonus of $200,000.

In accordance with our transition agreement with Mr. Black, he received a pro rated annual incentive of $749,589.

[1]	See Appendix A for a more detailed description of non-GAAP financial measures and a reconciliation of such adjusted measures to the most related GAAP financial measures.

Summary Compensation Table for 2015

The following table provides compensation information for our Chief Executive Officer, our Chief Financial Officer, and two other individuals who served as executive officers during 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John P. Calamos, Sr. Founder, Chairman, Chief Executive Officer and Global Co-Chief Investment Officer	2015 2014 2013	720,000 720,000 720,000	— — —	2,000,005 2,000,003 1,500,005	— — —	574,400 1,574,400 1,574,400	231,965 231,203 140,210	(2)	3,526,370 4,525,606 3,934,615

Nimish S. Bhatt Senior Vice President, Chief Financial Officer	2015 2014 2013	300,000 300,000 300,000	— — —	125,010 125,008 125,009	— — —	275,000 275,000 275,000	53,070 47,022 32,245	(3)	753,081 747,030 732,254

Robert F. Behan President, Head of Global Distribution	2015 2014 2013	300,000 296,875 275,000	200,000 — —	600,003 500,007 500,015	— — —	600,000 600,000 600,000	59,127 41,745 24,345	(4)	1,759,130 1,438,627 1,399,360

Gary D. Black(5) Executive Vice President, Global Co-Chief Investment Officer	2015 2014 2013	416,667 500,000 500,000	— — —	1,500,001 1,500,009 1,000,010	— — —	749,589 1,250,000 1,250,000	126,803 29,427 22,031	(6)	2,793,059 3,279,436 2,772,041

(1)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 15 to the company’s audited financial statements for the fiscal year ended December 31, 2015, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 11, 2016.

(2)

Includes, among other items, $189,148 dividend equivalent payment for RSUs; $13,176 for personal aircraft usage and $29,513 for 401(k) profit sharing and matching contributions. For 2015, the aggregate incremental cost for personal use of corporate aircraft is determined by using the full charter cost on a per-flight basis (including costs related to fuel, on-board catering, landing and parking fees, navigation fees, crew accommodations and meals and similar trip-related items). Where an executive’s family member accompanies an executive on business travel, only the excess cost associated with the family member is included as incremental cost.

(3)	Includes, among other items, $23,047 dividend equivalent payment for RSUs; and $29,513 for 401(k) profit sharing and matching contributions.

(4)	Includes, among other items, $29,104 dividend equivalent payment for RSUs; and $29,513 for 401(k) profit sharing and matching contributions.

(5)	Employment terminated on October 9, 2015.

(6)

Includes, among other items, a $32,691 vacation payout and $83,334 in severance payments. As of December 31, 2015 there was $1,921,303 remaining to be paid to Mr. Black through October 31, 2016, provided Mr. Black complies with his obligations under his transition agreement.

Grants of Plan-Based Awards for 2015

During 2015, awards of non-equity incentive plan compensation and stock awards were granted pursuant to our incentive compensation plan to our named executive officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
John P. Calamos, Sr.		—	4,920,000	7,380,000		—	—
	03/10/15				160,643			2,000,005
Nimish S. Bhatt		—	375,000	375,000		—	—
	03/10/15				10,041			125,010
Robert F. Behan		—	750,000	750,000		—	—
	03/10/15				48,193			600,003
Gary D. Black(3)		—	1,500,000	1,500,000		—	—
	03/10/15				120,482			1,500,001

(1)

Represents restricted stock unit awards, which vest at a rate of 25% on March 10, 2017 and March 10, 2018 and 50% on March 10, 2019 (subject to continual employment, except in certain circumstances) and acceleration upon a change in control.

(2)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 15 to the company’s audited financial statements for the fiscal year ended December 31, 2015, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 11, 2016.

(3)	Employment terminated on October 9, 2015.

Outstanding Equity Awards at Fiscal Year End 2015

The following table provides information regarding unexercised options and other equity incentive plan awards for our named executive officers outstanding as of December 31, 2015. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting upon a change in control.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(8) ($)
John P. Calamos, Sr.	133,362 168,603 174,030	— — —	35.43 27.58 19.79	02/14/16 02/14/17 02/14/18	— — — 30,255 57,993 93,496 142,586 169,062 160,643	(1) (2) (3) (4) (5) (6)	— — — 292,868 561,372 905,041 1,380,232 1,636,520 1,555,024

Nimish S. Bhatt	3,375 11,507 19,785	— — —	17.80 17.80 19.79	02/14/16 02/14/17 02/14/18	— — — 4,578 7,313 12,196 11,883 10,567 10,041	(1) (2) (3) (4) (5) (6)	— — — 44,315 70,790 118,057 115,027 102,289 97,197

Robert F. Behan	6,855	—	19.79	02/14/18	— 5,262 10,086 18,293 23,765 16,756 42,266 48,193	(1) (2) (3) (4) (7) (5) (6)	— 50,936 97,632 177,076 230,045 162,198 409,135 466,508

Gary D. Black(9)	—	—	—	—	—		—

(1)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 9, 2014, 2015 and 2016.

(2)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2015, 2016 and 2017.

(3)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2016, 2017 and 2018.

(4)	RSUs vest at the rate of 33 1/3% per year, with vesting dates of February 14, 2017, 2018 and 2019.

(5)	RSUs vest at the rate of 25% on March 3, 2016 and March 3, 2017 and 50% on March 3, 2018.

(6)	RSUs vest at the rate of 25% on March 10, 2017 and March 10, 2018 and 50% on March 10, 2019.

(7)	RSUs vest at the rate of 25% on April 12, 2015 and April 12, 2016 and 50% on April 12, 2017.

(8)	Based on the NASDAQ Global Select Market closing price of $9.68 for the company’s Class A common stock on December 31, 2015, the last trading date of 2015.

(9)	Employment terminated October 9, 2015.

Option Exercises and Stock Vested During 2015

The following table provides information on option exercises and vesting of stock in fiscal year 2015 by our named executive officers.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John P. Calamos, Sr.	—	—	86,816	1,109,580
Nimish S. Bhatt	—	—	10,671	137,225
Robert F. Behan	—	—	16,694	214,088
Gary D. Black(2)	—	—	—	—

(1)

Based on the NASDAQ Global Select Market closing price of $13.12, $12.96, $12.51 and $12.22 for the company’s Class A common stock on February 6, 2015, February 13, 2015, April 10, 2015 and May 6, 2015, respectively.

(2)	Employment terminated October 9, 2015.

Potential Payments upon Termination or Change in Control

As noted in the Compensation Discussion and Analysis section, we have entered into an employment agreement and maintain plans which obligate us to make payments and provide benefits to certain named executive officers in the event of termination of employment or a change in control. A summary of the terms of the employment and transition agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr.    We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004. Mr. Calamos served as our Founder, Chairman, Chief Executive Officer and Global Co-Chief Investment Officer until April 2016 and now serves as our Founder, Chairman and Global Chief Investment Officer. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement, as amended, provides Mr. Calamos with a minimum annual base salary of $820,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos voluntarily reduced his annual base salary to: $250,000 for 2009; $425,000 for 2010; and $720,000 for 2011-2015. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan at the discretion of our compensation committee. Mr. Calamos is expected to receive annual awards with a value equal to 400% of his base salary. Mr. Calamos’ employment agreement was amended effective as of January 1, 2009, through an Omnibus Amendment to comply with code section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum.

“Cause” is defined as: (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by the Company to assign his employment agreement to a successor, or failure of a successor to explicitly assume and agree to be bound by his employment agreement, (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement, or (vi) the company requiring Mr. Calamos to be principally based at any location more than 40 miles from Naperville, Illinois.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates and any accrued base salary, bonus, vacation and unreimbursed expenses.

If we terminate Mr. Calamos’ employment without “cause” or if he terminates his employment for “good reason” in connection with a change in control or within two years following a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation; and

•	pro rata bonus for the year in which the termination occurs.

In general, a “Change in Control” is deemed to have occurred in the event that any person, entity or group (other than an employee benefit plan of the company or the Calamos Principals) shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of the company, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of voting stock of the company so entitled to vote.

In addition, outstanding equity grants will vest in full upon a change in control and all outstanding options and other equity-based compensation will vest in full upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos’ employment agreement includes a non-competition provision pursuant to which he has agreed that, until three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

John S. Koudounis.    Mr. Koudounis was appointed Chief Executive Officer and a member of our board of directors effective April 4, 2016. In connection with this appointment, the compensation committee authorized the company to enter into an employment agreement with Mr. Koudounis with the following anticipated terms: an initial employment period of five years, with automatic one-year renewals absent 60-days’ advance notice by the company or Mr. Koudounis; an annual base salary of $800,000; annual bonus of $2,600,000 (or such higher amount as the committee may determine); a separate cash-based incentive award in the amount of $1,250,000 to vest and be paid in full on June 30, 2017; annual long-term incentive awards with an aggregate value of $1,600,000 (or such higher amount as the committee may determine); participation in benefit plans; and

customary severance provisions. In addition, it is anticipated that the employment agreement will provide that Mr. Koudounis may provide services to and have an opportunity to acquire an ownership in the Calamos Family Partners, certain affiliates as well as other entities not owned or controlled by the company.

Other Named Executive Officers.    We have not entered into an employment agreement with Messrs. Bhatt or Behan.

On September 9, 2015, we entered into a transition agreement with Mr. Black pursuant to which he resigned from the board of directors and his officer positions and agreed to remain employed through a brief transition period that ended October 9, 2015. Under the transition agreement, Mr. Black reaffirmed his obligations under the company’s confidentiality and restrictive covenants agreement. The transition agreement provided, among other things, for Mr. Black to receive a pro rata bonus based on an agreed-upon full year bonus of $900,000; a severance payment of $250,000 (equal to six months of his base salary and payable in six monthly installments); a separate payment of $1,750,000 payable in quarterly installments through October 31, 2016; and in each case, in consideration of a general release executed by Mr. Black and his compliance with his obligations under the transition agreement.

Potential Payments

The following table illustrates the incremental dollar amounts which would become payable to or received by the named executive officers currently employed with the company under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the SEC rules applicable to this disclosure. Specifically, the termination of employment or change in control occurred on December 31, 2015 when our common stock on that day closed at $9.68. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control; such as benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available to our salaried employees generally.

Scenario	John P. Calamos, Sr.(1) ($)	Nimish S. Bhatt ($)	Robert F. Behan ($)
Voluntary resignation or for “cause” termination	6,331,059	—	—
Retirement	6,331,059	—	—
Death(2)	6,331,059	298,886	747,576
Disability(3)	6,340,195	298,886	747,576
Termination without “cause” or resignation for “good reason”(4)	8,804,849	—	—
Change in control but no termination(5)	6,331,059	547,675	1,593,531
Change in control and involuntary termination without “cause” or resignation for “good reason”(6)	33,297,154	547,675	1,593,531

(1)

Mr. John P. Calamos, Sr. has reached retirement eligibility (attainment of age 62 (age 55 for awards granted prior to 2014) and at least 10 continuous years of service within the Calamos organization). In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the asset management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs held by Mr. Calamos at December 31, 2015, based on the December 31, 2015 stock value of $9.68 per share.

(2)

Includes value due to accelerated vesting of all or a portion of RSUs, based on December 31, 2015 stock value of $9.68 per share, as follows: John P. Calamos, Sr., $6,331,059; Robert F. Behan, $747,576 and Nimish S. Bhatt, $298,886.

(3)

Includes value due to accelerated vesting of all or a portion of RSUs as follows: John P. Calamos, Sr., $6,331,059, Robert F. Behan, $747,576 and Nimish S. Bhatt, $298,886 and health plan continuation benefits for John P. Calamos, Sr. of $9,136.

(4)

For John P. Calamos, Sr., includes (a) cash severance payment, $2,460,000; (b) value due to accelerated vesting of all or a portion of RSUs , $6,331,059 and (c) health plan continuation benefits $13,790.

(5)	Represents value due to accelerated vesting for RSUs.

(6)

Includes (a) severance payments and excise tax gross-up for John P. Calamos, Sr. of $17,220,000 and $9,732,839, respectively; (b) value due to accelerated vesting for all RSUs as follows: John P. Calamos, Sr., $6,331,059, Robert F. Behan, $1,593,531 and Nimish S. Bhatt, $547,675; and (c) health plan continuation benefits for John P. Calamos, Sr., $13,256.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In keeping with the preference expressed by our stockholders at our 2011 annual meeting to hold a “say-on-pay” vote at each annual meeting, you are being asked to approve, on an advisory basis, the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934, as amended. Our stockholders will next be asked to express their preference for the frequency of the “say-on-pay” vote at our 2017 annual meeting.

Accordingly, we are asking our stockholders to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth in the company’s proxy statement for the 2016 annual meeting of stockholders.”

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis section. As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program reflects the approaches taken by our peers in the financial industry and our pay for performance principles. We emphasize compensation opportunities that reward results. Our use of long-term stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term stockholders. In doing so, we believe our executive compensation program supports our strategic objectives and mission.

Our 2014 executive compensation program was approved by our stockholders at the 2015 annual meeting with over 98% of the votes in favor, including the vote of the Calamos Family Interests, although less than half of the voting Class A stockholders voted in favor. In making the compensation decisions during the past year, the Committee was mindful of such voting by the Class A stockholders. The Committee also recognized that the substantial amount of the economic burden of our executive compensation program falls on the Calamos Family Interests due to their 77.8% ownership of Calamos Investments, and that the 98% vote reflected the approval of the Calamos Family Interests. As a result, the committee continued the 2014 executive compensation program into 2015 and with its alignment to industry practice and pay-for-performance orientation.

Your vote will not be binding upon the company or our board of directors. However, our board (including the compensation committee) may take the results of the vote into consideration with respect to future decisions affecting the compensation of the company’s named executive officers as it deems appropriate.

Recommendation of the Board

The board of directors recommends that stockholders vote “FOR” Proposal No. 2, the advisory resolution approving the compensation of the company’s named executive officers as described in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of Richard W. Gilbert, Keith M. Schappert and William N. Shiebler. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted under the Corporate Governance link on the CLMS

Investor Relations section of the company’s website at www.calamos.com/investors. Richard W. Gilbert served as the chairman of the audit committee and William N. Shiebler is qualified as an audit committee financial expert within the meaning of the SEC rules. Mr. Gilbert, who served on the Board since 2005, will no longer be a director or committee member after the Annual Stockholders Meeting.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2015. In addition, the audit committee reviewed programs designed to monitor the effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures.

The audit committee has discussed with RSM US LLP, the company’s 2015 independent registered public accounting firm, the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X (Communication with Audit Committee).

The audit committee also has received the written disclosures and the letter RSM US LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence, and has discussed with RSM US LLP its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE

Richard W. Gilbert (Chairman)

Keith M. Schappert

William N. Shiebler

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On January 25, 2016, the audit committee appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of Calamos Asset Management for its current fiscal year ending December 31, 2016. Only representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Change in Independent Auditors

On January 25, 2016, the audit committee approved the dismissal of RSM US LLP as the company’s independent registered public accounting firm effective upon the completion of its audit of the company’s consolidated financial statements as of and for the year ending December 31, 2015 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2015 and all other procedures related to filing the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. No audit report of RSM US LLP, on the company’s consolidated financial statements or effectiveness of internal control over financial reporting for either of the past two fiscal years, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the company’s two most recent fiscal years: (i) there were no disagreements between the company and RSM US LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM US LLP, would have caused RSM US LLP to make reference to the subject matter of the disagreements in its report on the consolidated financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The change in independent auditors was previously reported in the company’s Current Report on Form 8-K filed with the SEC on January 27, 2016 and amended on March 17, 2016. A copy of RSM US LLP’s letters, dated January 27, 2016 and March 17, 2016, stating its agreement with the statements made in the company’s Form 8-K filings were included as an exhibit to each Form 8-K.

Recommendation of the Board

The board of directors recommends a vote “FOR” Proposal No. 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2016. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the approximate aggregate fees for fiscal years ended December 31, 2015 and 2014 for services rendered by RSM US LLP.

	RSM US LLP Audit Fees Fiscal Years Ended
	December 31,
	2015	2014
Audit fees	$440,000	$452,500
Audit-related fees	13,278	123,171
Tax fees	16,470	15,970
All other fees(1)	22,659	21,691

Total fees	$492,407	$613,332

(1)	Related to benefit plan audit.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Securities Exchange Act of 1934. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

PROPOSAL NO. 4

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

General

On December 21, 2015, the Delaware Chancery Court issued an opinion in the case of In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

The company’s Second Amended and Restated Certificate of Incorporation currently provides that the company’s stockholders may remove any director (other than a Class B Director) “for cause” and that any Class B Director may be removed “with or without cause.” In order to remove any uncertainty as to the possible interpretation of the removal provisions for Class A Directors as “only for cause,” on March 2, 2016, our nominating and corporate governance committee recommended, and our board approved, an amendment to our Second Amended and Restated Certificate of Incorporation regarding the removal of non-Class B directors “with or without cause”. The board unanimously approved an amendment to Section 1 Article V of our Second Amended and Restated Certificate of Incorporation to expressly provide that any director (other than a Class B director) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the Common Stock and the Preferred Stock, voting together as a single class.

The following is a version of the Section proposed to be revised, marked to show the changes contemplated by the amendment:

Section 1. Removal of Directors. Any director (other than a Class B director) may be removed from office ~~for cause~~ at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the Common Stock and the Preferred Stock, voting together as a single class. Any Class B director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares of Class B Common Stock representing at least a majority of the voting power of the Class B Common Stock, voting separately as a class.

If approved, the proposed amendment to the Second Amended and Restated Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which the company would do promptly after stockholder approval is obtained for the proposed amendment.

Recommendation of the Board

The board of directors recommends a vote “FOR” Proposal No. 4, the amendment and restatement of our Second Amended and Restated Certificate of Incorporation. The voting requirements for this proposal are described in the Voting Information section.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our Second Amended and Restated Certificate of Incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our Second Amended and Restated Certificate of Incorporation which was filed as Exhibit 3(i) to the company’s Annual Report on Form 10-K filed with the SEC on March 13, 2009.

Since the adoption of our Conflicts of Interests Policy, all material related party transactions have been presented to the audit committee of the board of directors for review and approval. Material related party agreements are described immediately below.

Management Services and Resources Agreements

Calamos Family Partners and Calamos Property Holdings have entered into a Management Services and Resources Agreement with the company. Each of Calamos Family Partners and Calamos Property Holdings are owned by the Calamos Principals and family affiliates, and may employ family members who have an interest in transactions entered into under the Management Services and Resources Agreement. Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) has entered into a Management Services Agreement with us as well. Pursuant to these agreements, as amended, the parties provide to each other certain services and resources, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, the parties have agreed to pay each other an amount equal to the Direct Cost (as defined below) paid or incurred plus an expense allocation component for indirect expenses such as employee compensation and benefits. “Direct Cost” means, with respect to each service or resource provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service or resource, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. For the year ended December 31, 2015, the net management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation was $138,000.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for ownership in Calamos Investments.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Investments that are convertible into or exchangeable for registrable securities.

Leases of Corporate Office Space

In October 2004, Calamos Investments entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the current corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April 2005 and will end on May 31, 2025. Annual base rent payments were approximately $3,800,000 for the year ended December 31, 2015 and will increase 3% annually for the remaining term of the lease. Calamos Investments may not terminate the lease unless a casualty or condemnation affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

In August 2005, Calamos Investments entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the company’s corporate headquarters. Rent under the lease commenced in December 2005 and will end on May 31, 2025. Annual base rent and operating expenses were approximately $310,000 for the year ended December 31, 2015 and will increase 3% annually.

Calamos Investments entered into a lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings on August 1, 2005 which ended on December 31, 2015. Annual base rent payments were approximately $765,000 for the year ended December 31, 2015.

In January 2011, Calamos Investments entered into a sublease agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. Calamos Investments recognized sublease rental income of $275,000. The lease shall expire on December 31, 2016 subject to automatic one year renewals.

In November 2007, Calamos Investments entered into a seven and one-half year lease with CityGate Centre I LLC, a subsidiary of Calamos Property Holdings, with respect to office space for the company. Rent under the lease commenced in May 2008 and ended on April 30, 2015. Annual base rent payments and operating expenses were approximately $343,000 for the year ended December 31, 2015.

Amenities

Calamos Investments entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Property Holdings, where CF Restaurant Enterprises provides lunch food service to Calamos Investments through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Investments guaranteed a certain minimum amount of revenue each business day ($3,120/day) and CF Restaurant Enterprises agreed that certain quantities and combinations of food and beverage will be available at a predetermined price. During 2015, Calamos Investments incurred expenses of $959,000 related to this agreement.

Calamos Investments’ headquarter campus is owned and operated by Calamos Property Holdings and their subsidiaries (collectively, CityGate Centre) and is utilized by the company to promote its business and brand awareness both in the local community and with its visiting strategic clients. CityGate Centre offers amenities such as hotel accommodations, restaurants and event planning services. For the year ended December 31, 2015, Calamos Investments had expense payments of $662,000 related to these services.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. Mr. Calamos serves as our Senior Vice President, Co-Portfolio Manager. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a new three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos received an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ annual base salary was reduced to $275,000 for 2013, to $250,000 for 2014 and remained the same for 2015. Mr. Calamos’ target short- and long-term incentive compensation percentages were each 150% in 2015. Mr. Calamos’ total compensation for 2015 was $448,782.

Laura Calamos Nasir, daughter of John P. Calamos, Sr., became employed by the company as our Senior Vice President and Chief Administrative Officer effective March 9, 2016. Ms. Nasir’s base salary is $210,000 and her annual discretionary target bonus is 100% of base salary.

Kenneth and Darrick Witkowski, step-sons of John P. Calamos, Sr., are employed by the company. Kenneth Witkowski serves as our Senior Vice President and Director of Enterprise Services and his total compensation for 2015 was $357,262. Darrick Witkowski is currently a Business Development Associate in our Real Estate department and in 2015 his total compensation was $128,455. Tariq Nasir, son-in-law of John P. Calamos, Sr., is also employed by the company in our London office as a Managing Director of International Sales and his total compensation for 2015 was £213,294 ($314,438, based on a December 31, 2015 exchange rate of $1.4742 to £1.00).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2015 and with the exception of one late filing for each of Messrs. Bhatt and Gilbert and two late filings for Mr. Calamos, each due to late notification by the broker of record, we believe all Reporting Persons complied with the applicable filing requirements.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2017 annual meeting of stockholders must deliver them to us by December 26, 2016, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

Any stockholder proposal or director nomination for our 2017 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely if we receive it before March 9, 2017 or after April 8, 2017. Such proposals and nominations must be made in accordance with our by-laws. An untimely proposal may be excluded from consideration at our 2017 annual meeting. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our CLMS Investor Relations Department at (630) 577-9687. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should email IndependentDirectors@calamos.com or write the attention of our Independent Directors, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is being sent to all stockholders as of the record date and both are available for viewing at www.calamos.com/investors. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 was filed with the SEC and contains our audited consolidated financial statements and all of the information that the regulations of the SEC require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders.

Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting the CLMS Investor Relations section of our website at www.calamos.com/investors or by writing to our Secretary, at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits). The contents of the company’s website referenced above are not deemed to be incorporated by reference into this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call the Householding Election System at (800) 542-1061.

You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

We post our periodic filings as well as other important information, including corporate governance documents, press releases, investor presentations, Assets Under Management reports and other documents, on our website at www.calamos.com/investors. We encourage stockholders and investors to visit our website and review such filings, communications and documents.

Appendix A

Supplemental Non-GAAP Financial Measures

We provide investors with certain adjusted, non-GAAP financial measures including non-GAAP operating income, non-GAAP operating margin, non-GAAP net income attributable to Calamos Asset Management, Inc. (CAM) and non-GAAP diluted earnings per share. These non-GAAP financial measures are provided to supplement the consolidated financial statements presented on a GAAP basis. These non-GAAP financial measures adjust GAAP financial measures to include the tax benefit from the amortization of deferred taxes on intangible assets, and to exclude the change in the deferred tax valuation allowance, closed-end fund launch expenses, net of taxes, and CAM’s non-operating income, net of taxes. We believe these adjustments are appropriate to enhance an overall understanding of our operating financial performance, as well as to facilitate comparisons with our historical earnings results. These adjustments to our GAAP results are made with the intent of providing investors a more complete understanding of our underlying earnings results and trends and our marketplace performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis of managing our business.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables below:

2015
(in thousands)
GAAP operating income	$30,339
Adjustment:
Closed-end fund launch expenses	11,544

Non-GAAP operating income	$41,883

Total revenues	$230,880

GAAP operating margin	13.1%
Non-GAAP operating margin	18.1%

2015
(in thousands, except per share data)
GAAP net income attributable to CAM	$3,327
Adjustments:
Deferred tax amortization on intangible assets(1)	7,916
Decrease in deferred tax valuation allowance	—
Closed-end fund launch expenses(2)	1,615
Non-operating income (loss), net of taxes	714

Non-GAAP net income attributable to CAM	$13,572

Diluted—Weighted average shares outstanding	18,245,109

Diluted earnings per share	$0.18
Non-GAAP diluted earnings per share	$0.74

(1)

For the year ended December 31, 2015, the deferred tax amortization on intangible assets, the realization of which is not reflected in our consolidated statements of operations, resulted in cash savings of approximately $3.8 million during the period and the creation of a federal net operating loss carryforward benefit of approximately $4.1 million which can be utilized in future years, to the extent of net income, to offset the Company’s income taxes payable. See Note 17, Income Taxes, to the audited consolidated financial statements included in Item 8., Financial Statements and Supplemental Data included in the Company’s Annual Report on Form 10-K.

(2)	Closed-end fund launch expenses are shown net of the non-controlling interest in Calamos Investments LLC and income taxes.

A-1

Non-GAAP operating income is calculated by adjusting for the closed-end fund launch expenses from GAAP operating income. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by total revenues.

Non-GAAP net income attributable to CAM is calculated by adjusting the following items from GAAP net income attributable to CAM:

(i)	amortization of deferred taxes on intangible assets associated with the election under section 754 of the Internal Revenue Code of 1986, as amended (Section 754 election);

(ii)	change in deferred tax valuation allowance;

(iii)	closed-end fund launch expenses, net of taxes; and

(iv)	non-operating income, net of taxes.

Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income attributable to CAM by diluted weighted average shares outstanding.

The deferred tax assets from the Section 754 election allows for an annual reduction of approximately $8.0 million in current and future income taxes owed by us, to the extent that a tax payable exists. To the extent that the deferred tax asset exceeds net income, a federal net operating loss carryforward is created. The cash savings and any resulting net operating loss carryforward accrue solely for the benefit of the shareholders of CAM’s common stock. We believe that adjusting this item from the calculation of the above non-GAAP items can be a useful measure in allowing investors to see our performance. The change in the allowance on the deferred tax asset is excluded from the above non-GAAP items as it may fluctuate in future periods affecting prior period comparisons. Closed-end fund launch expenses, net of taxes, are excluded because revenue associated with these expenses will not fully impact results until future periods. Non-operating income is excluded from the above non-GAAP items as it can distort comparisons between periods. As noted above, we believe that measures excluding these items are useful in analyzing operating trends and allows for more comparability between periods, which may be useful to investors.

We believe that non-GAAP operating income, non-GAAP operating margin, non-GAAP net income attributable to CAM and non-GAAP diluted earnings per share are useful measures of performance and may be useful to investors, because they provide measures of our core business activities adjusting for items that are non-cash and costs that may distort comparisons between periods. These measures are provided in addition to our operating income, operating margin, net income attributable to CAM and diluted earnings per share calculated under GAAP, but are not substitutes for those calculations.

A-2

CALAMOS ASSET
MANAGEMENT, INC.
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
Admission Ticket
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +
01 - Thomas F. Eggers 02 - Keith M. Schappert 03 - William N. Shiebler
2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. For Against Abstain
3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016. For Against Abstain
4. Amend our Certificate of Incorporation.
In their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
/ /
C 1234567890 J N T
3 3 D M 2 7 4 9 2 1 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02BSLB

2016 Annual Meeting Admission Ticket
Annual Meeting of Stockholders of
Calamos Asset Management, Inc.
June 7, 2016, 9:00 a.m. Local Time
2020 Calamos Court
Naperville, IL 60563
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
If you plan to attend the Annual Meeting,
please be sure to check the “I plan to attend the meeting” box on the reverse side of the proxy card.
Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2015 Annual Report to Stockholders are available at: www.calamos.com/proxy
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
CALAMOS ASSET MANAGEMENT, INC.
PROXY — CALAMOS ASSET MANAGEMENT, INC.
Annual Meeting of Stockholders — June 7, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints John P. Calamos, Sr., J. Christopher Jackson, and Robert F. Behan, attorneys and proxies, each with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 7, 2016 or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXY HOLDER.
YOUR VOTE IS IMPORTANT, PLEASE VOTE TODAY.

CALAMOS ASSET
MANAGEMENT, INC.
IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain +
01 - Thomas F. Eggers 02 - Keith M. Schappert 03 - William N. Shiebler
For Against Abstain
2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.
3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016.
For Against Abstain
4. Amend our Certificate of Incorporation.
In their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
/ /
1UPX
2749212
+
02BSMB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
CALAMOS ASSET
MANAGEMENT, INC.
PROXY — CALAMOS ASSET MANAGEMENT, INC.
Annual Meeting of Stockholders — June 7, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints John P. Calamos, Sr., J. Christopher Jackson, and Robert F. Behan, attorneys and proxies, each with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 7, 2016 or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXY HOLDER.
YOUR VOTE IS IMPORTANT, PLEASE VOTE TODAY.